SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                Form 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                   Securities and Exchange Act of 1934

             Date of Report (Date of earliest event reported)
                             July 22, 1997


                         Long Island Bancorp, Inc.
         (Exact Name of Registrant as Specified in its Charter)

Delaware                              0-23526                11-3198508
(State or Other Jurisdiction      (Commission File         (I.R.S. Employer
 of Incorporation)                 Number)                  Identification No.)


201 Old Country Road
Melville, New York                                              11747-2724
(Address of Principal                                           (Zip Code)
 Executive Offices)


Registrant's telephone number, including area code (516) 547-2000


                          Not Applicable

      (Former Name of Former Address, if Changed Since Last Report)

Item 1.           Changes in Control Registrant
                           Not Applicable

Item 2.           Acquisition or Disposition of Assets
                           Not Applicable

Item 3.           Bankruptcy or Receivership
                           Not Applicable

Item 4.           Changes in Registrant's Certifying Accountant
                           Not Applicable

Item 5.           Other Events
                           Press Release of Long Island Bancorp, Inc.
                              dated July 22, 1997

Item 6.           Resignations of Registrant's Directors
                           Not Applicable

Item 7.           Financial Statements and Exhibits
                           (a)  Not Applicable

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     LONG ISLAND BANCORP, INC.


                                     By:     /s/Mark Fuster
                                          ------------------
                                     Name:      Mark Fuster
                                     Title:     Chief Financial Officer
                                                (principal financial and
                                                 accounting officer)


Date:    July 22, 1997

LONG ISLAND BANCORP, INC.          News Release
201 Old Country Road
Melville, New York  11747
                                    Contact:
                                          Mary M. Feder
                                          Vice President, Investor Relations
                                          516-547-2607

            LONG ISLAND BANCORP, INC. REPORTS THIRD QUARTER EARNINGS
         Melville,  New York, July 22, 1997 - Long Island Bancorp, Inc. (NASDAQ:
LISB), the holding company for The Long Island Savings Bank, FSB today reported net income of $12.4 million, an increase of $1.1 million, or 10.0%, for the quarter ended June 30, 1997 compared with $11.3 million for the comparable 1996 quarter. For the nine months ended June 30, 1997, the Company reported net income of $36.5 million, an increase of $2.3 million, or 6.7%, from the $34.2 million earned in 1996. Earnings per share for the three and nine month periods in 1997 were $0.53 and $1.54, respectively, compared with $0.47 and $1.40 for the same periods in 1996.
         Commenting on the financial performance this quarter, John J. Conefry, Jr., Chairman of the Board and Chief Executive Officer stated, "The Company continues to report record quarterly earnings and an overall solid financial performance. During the quarter, we successfully completed a $1.0 billion medium-term note credit facility which will provide additional funding availability and flexibility. The Bank obtained an investment grade rating which will permit borrowing at favorable rates compared with funding alternatives."

EARNINGS SUMMARY FOR THE QUARTER ENDED JUNE 30,1997
---------------------------------------------------
         The Company's net interest income increased by $0.9 million to $40.0 million for the quarter ended June 30, 1997 compared with the 1996 quarter. The increase in net interest income is attributable to the growth of the average real estate loan portfolio to $3.4 billion for the 1997 quarter from $2.6 billion for the 1996 quarter. This growth was funded by a $693.0 million increase in average borrowed funds, a $58.8 million increase in average deposits and a $41.1 million reduction in the average MBS portfolio.
         The net interest margin declined to 2.88% in the 1997 quarter from 3.29% in the 1996 quarter. The decline in the net interest margin is due to additional leveraging of the Company's capital base resulting in higher overall funding costs. Further contributing to the lower interest margin was a flattening of the yield curve which resulted in lower yields on average real estate loans. During the quarter ended June 30, 1997, the Bank issued a five year fixed rate note in the amount of $300.0 million and simultaneously entered into an interest rate swap agreement for a similar notional amount. The swap agreement converted the fixed rate interest obligation of 7% into a variable rate of LIB0R minus 3 basis points. The Bank has the ability to borrow up to a total of $1.0 billion under the medium-term debt credit facility.
         The provision for possible loan losses was reduced by $0.1 million to $1.5 million for the quarter ended June 30, 1997, from $1.6 million for the 1996 quarter. Non-performing loans remained stable at approximately $53.3 million at June 30, 1997 and 1996. The ratio of non-performing loans to gross loans improved to 1.47% at June 30, 1997, from 1.81% in 1996 and the allowance for possible loan losses to non-performing loans decreased marginally to 63.10%, from 64.50% in 1996.
         Total non-interest income decreased $0.3 million, or 3.2%, to $9.9 million for the quarter ended June 30, 1997 compared with the 1996 quarter. This decline is attributable to reductions of $0.7 million in fee income, $0.3 million in other income and $0.3 million in gains on investment in real estate and premises, offset by an increase in gains of $0.9 million on the sale of loans and mortgage-backed securities for the quarter ended June 30, 1997. The $0.6 million decline in loan service fee income resulted from declining balances of home equity loans previously securitized. Other income declined as a result of a decrease of $0.3 million in income from secondary marketing and real estate investments and premises gains decreased by $0.3 million primarily from the decline in rental income related to investment properties sold during 1996.
         Total General and Administrative expense declined by $0.5 million, to $28.0 million for the quarter ended June 30, 1997 compared with the 1996 quarter. This change was primarily due to the reduction in federal insurance premiums of $1.5 million resulting from recent BIF/SAIF legislation and a reduction in advertising expense of $0.6 million. The effect of these decreases was partially offset by incremental operating costs stemming from the June and August 1996 acquisitions of mortgage origination offices of Fleet Mortgage Company and First Home Mortgage of Virginia, Inc., respectively.
         Income tax expense remained constant at $7.9 million due to the decline in the effective tax rate to 38.8% for the quarter ended June 30, 1997 from 41.2% for the 1996 quarter. The decline in the effective tax rate principally reflects changes in the New York State and New York City tax bad debt regulations, the effect of which more than offset the $1.1 million increase in pre-tax income.

EARNINGS SUMMARY FOR THE NINE MONTHS ENDED JUNE 30, 1997
--------------------------------------------------------
         Net interest income increased by $4.8 million, or 4.1%, to $120.4 million during the nine months ended June 30, 1997 compared with the same period in 1996. The increase in net interest income is attributable to the growth of the average real estate loan portfolio to $3.3 billion for the nine months ended June 30, 1997 from $2.2 billion for the same period in 1996. This growth was funded primarily by a $692.1 million increase in average borrowed funds, a $77.6 million increase in average deposits and a $307.6 million reduction in the average MBS portfolio. The net interest margin declined to 2.94% in the 1997 period from 3.30% in the 1996 period for the reasons mentioned in the discussion of earnings for the quarter ended June 30, 1997.
         The provision for possible loan losses was reduced by $0.2 million, or 4.3%, reflecting management's assessment of the stable level of non-performing assets.
         Total non-interest income declined by $1.0 million, or 3.4%, for the nine months ended June 30, 1997 compared with the 1996 period. This change is primarily due to a reduction in the net gain (loss) on investment in real estate and premises which was partially offset by increases in total fees and other income and gains on the sale of loans and mortgage-backed securities. Net gain
(loss) on investment in real estate and premises declined to a loss of $0.3 million for the 1997 period from a gain of $2.9 million for the 1996 period primarily reflecting the sale of investment properties that occurred during 1996. Total fees and other income increased by $0.3 million to $20.1 million for the 1997 period compared with $19.8 million in the 1996 period. This increase was generated by greater loan fees and service charges of $0.4 million and income from insurance and securities commissions of $0.5 million, partially offset by lower loan servicing fees and deposit service fees.
         Total General and Administrative expense increased by $2.1 million, or 2.6%, to $82.3 million for the nine months ended June 30, 1997 compared with the same period in 1996. Contributing to this increase were additional expenditures of $2.8 million for compensation and benefits, office occupancy and equipment costs of $1.8 million and other G&A expense of $1.5 million. Compensation expense increased $3.2 million primarily due to the acquisitions discussed earlier, coupled with higher commission costs stemming from increased loan volume, which was partially offset by a $0.5 million reduction in expenses related to the Company's stock benefit plans. The increase in office occupancy and equipment and other G&A costs reflects the 1996 acquisitions coupled with Company's investments in technological improvements. The effect of these increases was partially offset by a $3.3 million reduction in federal insurance premiums and a $0.7 million reduction in advertising costs.
         Income tax expense decreased to $24.3 million for the nine months ended June 30, 1997 due to a 200 basis point decline in the effective tax rate to 40.0% for the 1997 period principally as a result of changes in the New York State and New York City tax bad debt regulations, the effect of which more than offset the increase in pre-tax income.

BALANCE SHEET SUMMARY
---------------------
         Total assets at June 30, 1997 were $5.9 billion, an increase of $544.3 million since September 30, 1996. The growth in assets is predominantly attributable to an increase of $482.4 million in total loans receivable held for investment. Loan volume for the nine months ended June 30, 1997 was $2.1 billion (of which $221.9 million represents bulk purchases of loans), an increase of $335.0 million over the 1996 period.
         The increase in total liabilities primarily reflects an increase in borrowed funds of $536.7 million to $1.5 billion and an increase in deposit liabilities of $73.3 million to $3.7 billion at June 30, 1997.
         Stockholders' equity increased by $12.3 million to $531.4 million during the nine months ended June 30, 1997. The increase consists of earnings of $36.5 million, an increase in unrealized gains on securities classified as available-for-sale, net of tax, of $3.2 million and $5.2 million related to the Company's stock benefit plans. These increases were partially offset by the net purchase of treasury stock of $22.6 million and the declaration of $10.0 million in dividends. At June 30, 1997 book value per share amounted to $22.17.
         Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
         Long Island Bancorp, Inc. is the holding company for The Long Island Savings Bank, FSB. The Long Island Savings Bank, FSB is a federally chartered FDIC-insured institution which serves its customers through 35 full service branch offices throughout Queens, Nassau and Suffolk counties. The Bank also operates mortgage loan offices across Long Island and Westchester and in Delaware, Georgia, Maryland, New Jersey, North Carolina, South Carolina, Pennsylvania and Virginia, and maintains an Internet home page at the address: http: //www.lisb.com.

                        (Financial tables attached)
         This document may contain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, the cost of funds, cost of federal deposit insurance premiums, cost of stock-based benefit plans, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, products, services and prices. Additional factors are described in the Company's public reports filed with the Securities and Exchange Commission.



                         LONG ISLAND BANCORP, INC.
                              AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (In thousands, except share data)

                                                                                  JUNE 30,           SEPTEMBER 30,
                                                                                    1997                 1996
                                                                              ---------------      ---------------


    ASSETS
    ------
Cash and cash equivalents (including interest-earning assets of  $129,513
and 37,357, respectively)                                                    $      163,470     $       76,348
Investment in debt and equity securities, net:
      Available-for-sale                                                             144,180            180,650
Mortgage-backed securities, net:
      Held-to-maturity (estimated fair value of
         $20,465 and $21,120, respectively)                                           22,472             23,096
      Available-for-sale                                                           1,698,338          1,717,106
Stock in Federal Home Loan Bank of New York, at cost                                  48,724             40,754
Loans held for sale, net                                                              87,639             57,969
Loans receivable held for investment, net:
      Real estate loans, net                                                       3,381,738          2,921,285
      Commercial loans, net                                                            6,381              7,810
      Other loans, net                                                               168,725            145,654
                                                                              ---------------    ---------------
      Loans, net                                                                   3,556,844          3,074,749
      Less allowance for possible loan losses                                       (33,623)           (33,912)
                                                                              ---------------    ---------------
      Total loans receivable held for investment, net                              3,523,221          3,040,837
Mortgage servicing rights, net                                                        39,646             29,687
Office properties and equipment, net                                                  89,098             89,279
Accrued interest receivable, net                                                      34,580             32,962
Investment in real estate, net                                                        10,340             10,680
Deferred taxes                                                                        17,833             31,207
Excess of cost over fair value of assets acquired                                      5,183              5,265
Prepaid expenses and other assets                                                     24,013             27,951
                                                                              ---------------    ---------------
Total assets                                                                  $    5,908,737     $    5,363,791
                                                                              ===============    ===============

    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Liabilities:
      Deposits                                                                $    3,706,260     $    3,633,010
      Official checks outstanding                                                     29,684             49,860
      Borrowed funds                                                               1,514,762            978,023
      Mortgagors' escrow liabilities                                                  59,685             64,232
      Accrued expenses and other liabilities                                          66,965            119,572
                                                                              ---------------    ---------------
Total liabilities                                                                  5,377,356          4,844,697
Stockholders' equity:
      Preferred stock ($0.01 par value, 5,000,000 shares authorized;
         none issued)                                                                    ---                ---
      Common stock ($0.01 par value,  45,000,000 shares  authorized;  26,816,464
         shares issued, 23,968,303 and 24,644,157 outstanding, respectively)             268                268
      Additional paid-in capital                                                     308,479            304,027
      Unallocated Employee Stock Ownership Plan                                     (18,249)           (19,230)
      Unearned Management Recognition & Retention Plan                               (4,174)            (5,551)
      Unrealized gain on securities available-for-sale, net of tax                     9,890              6,633
      Retained income-partially restricted                                           310,688            285,311
      Treasury stock, at cost (2,848,161 and 2,172,307 shares,repectively)           (75,521)           (52,364)
                                                                              ---------------    ---------------
Total stockholders'  equity                                                          531,381            519,094
                                                                              ---------------    ---------------
Total liabilities and stockholders' equity                                    $    5,908,737     $    5,363,791
                                                                              ===============    ===============



                    LONG ISLAND BANCORP, INC.
                          AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share data)

                                                                FOR THE THREE MONTHS ENDED     FOR THE NINE MONTHS ENDED
                                                                          JUNE 30,                     JUNE 30,
                                                                ----------------------------------------------------------
                                                                    1997           1996           1997           1996
                                                                -------------  -------------  -------------  -------------
Interest income:
   Real estate loans                                            $     63,751   $     49,680   $    184,815   $    130,701
   Commercial loans                                                      142            163            472            553
   Other loans                                                         3,987          3,714         11,650         10,994
   Mortgage-backed securities                                         28,869         29,970         87,377        105,221
   Debt and equity securities                                          3,667          4,335         11,339         12,682
                                                                -------------  -------------  -------------  -------------
        Total interest income                                        100,416         87,862        295,653        260,151
                                                                -------------  -------------  -------------  -------------
Interest expense:
   Deposits                                                           39,941         38,427        118,217        116,785
   Borrowed funds                                                     20,426         10,296         57,001         27,697
                                                                -------------  -------------  -------------  -------------
        Total interest expense                                        60,367         48,723        175,218        144,482
                                                                -------------  -------------  -------------  -------------
        Net interest income                                           40,049         39,139        120,435        115,669
Provision for possible loan losses                                     1,500          1,600          4,500          4,700
                                                                -------------  -------------  -------------  -------------
        Net interest income after provision for possible
           loan losses                                                38,549         37,539        115,935        110,969
                                                                -------------  -------------  -------------  -------------
Non-interest income:
   Fees and other income:
      Loan fees and service charges                                      764            837          2,659          2,273
      Loan servicing fees                                              2,417          3,058          8,907          9,215
      Income from insurance and securities commissions                   655            442          1,753          1,240
      Deposit service fees                                             1,275          1,463          4,216          4,419
                                                                -------------  -------------  -------------  -------------
        Total fee income                                               5,111          5,800         17,535         17,147
      Other income                                                       699            968          2,558          2,668
                                                                -------------  -------------  -------------  -------------
        Total fees and other income                                    5,810          6,768         20,093         19,815
                                                                -------------  -------------  -------------  -------------
   Net gains on sale activity:
      Net gains on loans and mortgage-backed securities                3,087          2,195          7,325          5,317
      Net gains on investment in debt and equity securities              236            169            334            428
                                                                -------------  -------------  -------------  -------------
        Total net gains on sale activity                               3,323          2,364          7,659          5,745
   Net gain (loss) on investment in real estate and premises             765          1,098          (293)          2,862
                                                                -------------  -------------  -------------  -------------
        Total non-interest income                                      9,898         10,230         27,459         28,422

Non-interest expense:
   General and administrative expense:
      Compensation, payroll taxes and fringe benefits                 15,000         14,255         43,988         41,157
      Advertising                                                      1,218          1,836          3,562          4,267
      Office occupancy and equipment                                   5,761          5,223         16,724         14,952
      Federal insurance premiums                                         792          2,292          3,474          6,768
      Other general and administrative expense                         5,261          4,888         14,556         13,094
                                                                -------------  -------------  -------------  -------------
        Total general and administrative expense                      28,032         28,494         82,304         80,238
   Amortization of excess of cost over fair value of assets
     acquired                                                            125             63            343            190
                                                                -------------  -------------  -------------  -------------
        Total non-interest expense                                    28,157         28,557         82,647         80,428
                                                                -------------  -------------  -------------  -------------
Income before income taxes                                            20,290         19,212         60,747         58,963
Provision for income taxes                                             7,864          7,918         24,271         24,786
                                                                -------------  -------------  -------------  -------------
Net income                                                      $     12,426   $     11,294   $     36,476   $     34,177
                                                                =============  =============  =============  =============
Primary earnings per common share                               $       0.53   $       0.47   $       1.54   $       1.40
                                                                =============  =============  =============  =============
Fully diluted earnings per common share                         $       0.53   $       0.47   $       1.54   $       1.40
                                                                =============  =============  =============  =============



                                         LONG ISLAND BANCORP, INC.
                                              AND SUBSIDIARY
                                          AVERAGE BALANCE SHEET

                                                           FOR THE THREE MONTHS ENDED JUNE 30,
                                 -----------------------------------------------------------------------------------------

                                                   1997                                          1996
                                 ------------------------------------------   --------------------------------------------
                                                               AVERAGE                                        AVERAGE
                                   AVERAGE                      YIELD\           AVERAGE                       YIELD\
                                   BALANCE       INTEREST        COST            BALANCE       INTEREST         COST
                                 -------------  ------------  -------------   -------------- ------------  ---------------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS

Interest-earning cash
    equivalents                  $     57,452   $       789         5.50 %    $      36,134  $       471          5.24 %
Debt and equity securities
    and FHLB-NY stock, net(1)         199,213         2,878         5.78            272,201        3,864          5.68
Mortgage-backed securities,
    net (1)                         1,725,124        28,869         6.69          1,766,240       29,970          6.79
Real estate loans, net (2)          3,428,548        63,751         7.44          2,558,200       49,680          7.77
Commercial and other loans,
    net (2)                           150,068         4,129        11.01            129,150        3,877         12.01
                                 -------------  ------------  -----------     -------------- ------------  ------------
Total interest-earning assets       5,560,405       100,416         7.22          4,761,925       87,862          7.38
Other non-interest-earning assets     210,194                                       269,453
                                 -------------  ------------                  -------------- ------------
Total assets                     $  5,770,599   $   100,416                   $   5,031,378  $    87,862
                                 =============  ============                  ============== ============

INTEREST BEARING LIABILITIES
Deposits, net                    $  3,723,610   $    39,941         4.30 %    $   3,664,799  $    38,427          4.22 %
Borrowed funds                      1,420,092        20,426         5.77            727,132       10,296          5.70
                                 -------------  ------------  -----------     -------------- ------------  ------------
Total interest-bearing
    liabilities                     5,143,702        60,367         4.71          4,391,931       48,723          4.46
Non-interest-bearing
    liabilities                        99,339                                       120,721
                                 -------------                                --------------
Total liabilities                   5,243,041                                     4,512,652
Total stockholders' equity            527,558                                       518,726
                                 -------------  ------------  -----------     -------------- ------------  ------------
Total liabilities and
    stockholders' equity         $  5,770,599   $    60,367                   $   5,031,378  $    48,723
                                 =============  ------------                  ============== ------------
Net interest income/spread (3)                  $    40,049         2.51 %                   $    39,139          2.92 %
                                                ============  ===========                    ============  ============
Net interest margin as %
    of interest-earning assets (4)                                  2.88 %                                        3.29 %
                                                              ===========                                  ============
Ratio of interest-earning
    assets to interest-bearing liabilities                        108.10 %                                      108.42 %
                                                              ===========                                  ============


(1) Debt and equity and mortgage-backed securities are shown including the average market value appreciation of $12.1 million and $7.6 million for the three months ended June 30, 1997 and 1996, respectively.
(2) Net of unearned discounts, premiums, deferred loan fees, purchase accounting discounts and premiums and allowance for possible loan losses, and including non-performing loans and loans held for sale.
(3) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.






                                           LONG ISLAND BANCORP, INC.
                                                 AND SUBSIDIARY
                                             AVERAGE BALANCE SHEET

                                                          FOR THE NINE MONTHS ENDED JUNE 30,
                                 -------------------------------------------------------------------------------------

                                                   1997                                       1996
                                 -----------------------------------------  ------------------------------------------
                                                              AVERAGE                                     AVERAGE
                                   AVERAGE                    YIELD/           AVERAGE                     YIELD/
                                   BALANCE       INTEREST      COST            BALANCE       INTEREST       COST
                                 -------------  -----------  -------------  --------------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS

Interest-earning cash
    equivalents                  $     63,453   $    2,509        5.28 %    $      32,938   $    1,330         5.39 %
Debt and equity securities
    and FHLB-NY stock, net (1)        208,697        8,830        5.64            270,104       11,352         5.60
Mortgage-backed securities,
    net (1)                         1,735,430       87,377        6.71          2,043,011      105,221         6.87
Real estate loans, net (2)          3,301,750      184,815        7.46          2,206,548      130,701         7.90
Commercial and other loans,
    net (2)                           145,833       12,122       11.08            122,142       11,547        12.61
                                 -------------  -----------  ----------     --------------  -----------  -----------
Total interest-earning assets       5,455,163      295,653        7.23          4,674,743      260,151         7.42
Other non-interest-earning
    assets                            259,526                                     263,668
                                 -------------  -----------                 --------------  -----------
Total assets                     $  5,714,689   $  295,653                  $   4,938,411   $  260,151
                                 =============  ===========                 ==============  ===========

INTEREST-BEARING LIABILITIES
Deposits, net                    $  3,726,737   $  118,217        4.24 %    $   3,649,092      116,785         4.27 %
Borrowed funds                      1,336,462       57,001        5.70            644,324       27,697         5.74
                                 -------------  -----------  ----------     --------------  -----------  -----------
Totalinterest-bearing
    liabilities                     5,063,199      175,218        4.63          4,293,416      144,482         4.50
Non-interest-bearing liabilities      123,628                                     119,507
                                 -------------                              --------------
Total liabilities                   5,186,827                                   4,412,923
Total stockholders' equity            527,862                                     525,488
                                 -------------  -----------  ----------     --------------  -----------  -----------
Total liabilities and
     stockholders' equity        $  5,714,689   $  175,218                  $   4,938,411   $  144,482
                                 =============  -----------                 ==============  -----------
Net interest income/spread (3)                  $  120,435        2.60 %                    $  115,669         2.92 %
                                                 ===========  ==========                     ===========  ===========
Net interest margin as %
    of interest-earning assets (4)                                2.94 %                                       3.30 %
                                                              ==========                                  ===========
Ratio of interest-earning
    assets to interest-bearing liabilities                       107.74 %                                     108.88 %
                                                               ==========                                  ===========

(1) Debt and equity and mortgage-backed securities are shown including the average market value appreciation of $14.7 million and $15.8 million for the nine months ended June 30, 1997 and 1996, respectively.
(2) Net of unearned discounts, premiums, deferred loan fees, purchase accounting discounts and premiums and allowance for possible loan losses, and including non-performing loans and loans held for sale.
(3) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.



                            LONG ISLAND BANCORP, INC.
                                 AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS



                                                     At or for the Three Months             At or for the Nine Months
                                                           Ended June 30,                        Ended June 30,
                                                  ----------------------------------    ----------------------------------

                                                      1997                1996               1997                1996
                                                  --------------     ---------------    ---------------     ---------------

Selected Financial Ratios: (a)
Return on average assets ......................          0.86%              0.90%               0.85%              0.92%
Return on average stockholders' equity ........          9.42               8.71                9.21               8.67
Average stockholders' equity to average assets.          9.14              10.31                9.24              10.64
Stockholders' equity to total assets ..........          8.99               9.99                8.99               9.99
Interest rate spread during period.............          2.51               2.92                2.60               2.92
Net interest margin............................          2.88               3.29                2.94               3.30
Operating expenses to average assets...........          1.94               2.27                1.92               2.17
Efficiency ratio...............................         61.13              62.21               58.57              59.36
Average interest-earning assets to average
interest- bearing liabilities..................        108.10             108.42              107.74             108.88
Net interest income to operating expenses .....         1.43x               1.37x              1.46x               1.44x

Selected Data:
Primary earnings per share.....................         $0.53              $0.47               $1.54              $1.40
Weighted average number of shares outstanding
   for primary earnings per share computation      23,421,889         23,979,330          23,640,550         24,356,153
Fully diluted earnings per share...............         $0.53              $0.47               $1.54              $1.40
Weighted average number of shares outstanding
   for fully diluted earnings per share
   computation.................................    23,444,963         24,029,679          23,678,479         24,462,925
Book value per share...........................        $22.17             $21.03              $22.17             $21.03
Number of shares outstanding for book value per
   share computation...........................    23,968,303         24,805,349          23,968,303         24,805,349
Cash dividends declared per share..............         $0.15              $0.10               $0.45              $0.30
Dividend payout ratio..........................        28.30%              21.28%             29.22%              21.43%

                                                                          At June 30,
                                                                  ----------------------------

                                                                     1997             1996
                                                                  ------------     -----------

Asset Quality Ratios:
Non-performing loans to total gross loans....................           1.47%           1.81%
Non-performing assets to total assets........................           1.03            1.16
Allowance for possible loan losses to non-performing loans...          63.10           64.50


Regulatory Capital at June 30, 1997 for The Long Island Savings Bank, FSB:

                                                       Regulatory              Regulatory                   Excess
                                                         Capital                 Capital                    Capital
                                                       Requirement                Level                      Level

                                                     Amount  Percent        Amount      Percent       Amount      Percent

                           .........                                   (Dollars in thousands)

Tangible capital...........................        $ 87,669      1.50%         $438,262      7.50%        $350,593       6.00%
Core capital...............................         175,338      3.00           438,262      7.50           262,924     4.50
Risk-based capital.........................         242,501      8.00           471,887     15.57           229,386     7.57


(a) Ratios for the three and nine months ended June 30, 1997 and 1996 were calculated on an annualized basis.






                          LONG ISLAND BANCORP, INC.
                                AND SUBSIDIARY
                          SUPPLEMENTAL INFORMATION
                  SELECTED FINANCIAL DATA - CASH EARNINGS



                                                                     Three Months Ended                  Nine Months Ended
                                                                          June 30,                           June 30,
                                                              ------------------------------       --------------------------------

                                                                  1997               1996              1997              1996
                                                              --------------    -------------      -------------     --------------
                                                                               (In thousands, except per share data)

Net income....................................................     $12,426             $11,294           $36,476            $34,177

Add back selected non-cash items:
     Amortization of excess of cost over fair value
         of assets acquired...................................         125                  63               343                190

     Management Recognition & Retention Plan and
         Employee Stock Ownership Plan expense................         945               2,075             4,589              5,056
                                                              --------------    ---------------    --------------    --------------
Cash earnings.................................................     $13,496             $13,432           $41,408            $39,423
                                                              ==============    ===============    ==============    ==============
Cash EPS......................................................       $0.58               $0.56             $1.75              $1.62
                                                              ==============    ===============    ==============    ==============


                                                                 At or for the Three Months           At or for the Nine Months
                                                                       Ended June 30,                      Ended June 30,
                                                              ---------------------------------    --------------------------------

                                                                  1997              1996               1997               1996
                                                              --------------    --------------     --------------    --------------
Selected Financial Ratios Based Upon Cash Earnings (a):

Cash return on average assets.................................      0.94%             1.07%              0.97%              1.06%
Cash return on average stockholders' equity...................     10.23             10.36              10.46              10.00
Cash return on average tangible stockholders' equity..........     10.33             10.41              10.56              10.05
Cash operating expenses to average assets.....................      1.87              2.10               1.81               2.03
Cash efficiency ratio.........................................     58.80             57.41              55.06              55.35
Net interest income to cash operating expenses................      1.49x             1.49x              1.56x              1.54x

(a) Ratios for the three and nine months ended June 30, 1997 and 1996 were calculated on an annualized basis.